Exhibit 99.1

AMERI Holdings Promotes EVP Brent Kelton to CEO

SAP Veteran to Lead Company in its Next Stage of Growth

Company Reaffirms Financial Target for Adjusted EBITDA Profitability in First Half of 2018

PRINCETON, N.J., Dec. 27, 2017 /PRNewswire/ -- AMERI Holdings, Inc. (“Ameri100” or the “Company”) (NASDAQ: AMRH), a specialized SAP® cloud, digital and enterprise services company, today announced the promotion of Brent Kelton, Executive Vice President of Business Development, to Chief Executive Officer effective immediately. Kelton succeeds Giri Devanur, President, CEO and Board Member.

Kelton, who joined the Company at the beginning of 2017 with its acquisition of ATCG, is an accomplished industry veteran with strong experience in management consulting, corporate strategy and business development in the information technology services industry with a focus on large, SAP business transformation projects. As CEO, Kelton will be responsible for customer engagement and revenue growth under a unified Ameri100 brand operating across all global locations.

Dev Nidhi, Founder and Executive Vice Chairman, stated, “Brent’s strong leadership, deep SAP ecosystem experience and relentless focus on increasing sales and delivering solutions in the growing SAP cloud services market makes him the ideal choice for the next phase of Ameri100’s growth.”

“I am pleased to have Brent step into the CEO role to transform the way we drive innovations with our customers,” said Jeffrey E. Eberwein, Chairman of the Board. “I would also like to very much thank Giri for his contributions in getting Ameri100 to its current stage and wish him the best in his future endeavors.”

Mr. Kelton stated, “It is an exciting time to assume leadership of Ameri100 as we move to empower enterprises to transform their businesses through the implementation of cloud delivery services to gain top-line growth and operational efficiencies. Through the integration of  numerous acquisitions, the Company has built a platform that puts it in a very strong position to secure opportunities in the growing SAP cloud market.”

Kelton’s experience includes building, scaling and growing enterprises dedicated to full lifecycle projects for large and complex organizations. He previously led Fujitsu’s North American SAP business unit and KPIT Technologies Limited’s SAP Strategic Business Unit, the latter where he grew the company to over 1,600 employees globally with annual revenues of $125 million. He has also held leadership positions at several technology service providers focused on implementation services and support of SAP solutions. Kelton holds a Bachelor of Science degree in Business Analysis and Management Information Systems from Texas A & M University.

Reaffirming 2018 Financial Target for Adjusted EBITDA Profitability

In conjunction with the promotion of Brent Kelton to the position of Chief Executive Officer, the Company announced the integration of its Sales and Solutions functions to achieve sharper commercial focus and drive value creation for its customers.

This initiative, together with the recent completion of streamlining and integration of Ameri100’s acquired companies, is expected to result in approximately $2.5 million in cash savings on an annual basis in 2018. This is expected to result in a 25% reduction in Selling, Marketing, General and Administrative expenses compared to 2017. The Company reaffirms its prior financial target for Adjusted EBITDA profitability during the first-half of 2018.

About Ameri100

Ameri100 is a fast-growing specialized SAP® cloud, digital and enterprise services company which provides SAP® services to customers worldwide. Headquartered in Princeton, New Jersey, Ameri100 has offices in the U.S. and Canada. The Company also has global delivery centers in India. With its bespoke engagement model, the Company delivers transformational value to its clients across industry verticals. For further information, visit www.ameri100.com.

Forward-Looking Statements

This press release includes forward-looking statements that relate to the business and expected future events or future performance of Ameri100 and involve known and unknown risks, uncertainties and other factors that may cause its actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “likely,” “will,” “would,” “could,” and similar expressions or phrases identify forward-looking statements. Forward-looking statements include, but are not limited to, statements about Ameri100’s financial and growth projections as well as statements concerning our plans, predictions, estimates, strategies, intentions, beliefs and other information concerning our business and the markets in which we operate. The future performance of Ameri100 may be adversely affected by the following risks and uncertainties: the level of market demand for our services, the highly-competitive market for the types of services that we offer, market conditions that could cause our customers to reduce their spending for our services, our ability to create, acquire and build new businesses and to grow our existing businesses, our ability to attract and retain qualified personnel, currency fluctuations and market conditions around the world, and other risks not specifically mentioned herein but those that are common to industry. For a more detailed discussion of these factors and risks, investors should review Ameri100’s reports on Form 10-K and other reports filed with the Securities and Exchange Commission (the “SEC”), which can be accessed through the SEC’s website. Forward-looking statements in this press release are based on management’s beliefs and opinions at the time the statements are made. All forward-looking statements are qualified in their entirety by this cautionary statement, and Ameri100 undertakes no duty to update this information to reflect future events, information or circumstances.

Corporate Contact:
Viraj Patel, Chief Financial Officer
(732) 243-9250
investorrelation@ameri100.com

Investor Relations Contact:
Jody Burfening/Sanjay M. Hurry
LHA Investor Relations
(212) 838-3777
Ameri100@lhai.com